                                                                           Pg. 1




                      SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, DC  20549

                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)



                       Gyrodyne Company of America, Inc.
                       ---------------------------------
                                (Name of Issuer)


                             Common Stock, $1.00 Par
                             -----------------------
                         (Title of Class of Securities)


                                   403820103
                                   ---------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

-----------------------                                  ---------------------
  CUSIP NO. 403820103                13G                  PAGE 2 OF 6 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            NORTHERN TRUST CO. 36-1561860

            NORTHERN TRUST CORPORATION 36-2723087

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX OF A MEMBER OF A GROUP
 2
            NOT APPLICABLE                                      (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      S.E.C. USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
            NORTHERN TRUST CORPORATION--A DELAWARE CORPORATION WITH
            PRINCIPAL OFFICES IN CHICAGO, ILLINOIS

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                 91,848

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                    0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                       0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                    0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
            91,848
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
            NOT APPLICABLE

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                    9.29

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
            NORTHERN TRUST CORPORATION  HC

------------------------------------------------------------------------------

                                                                           Pg. 3



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

             SCHEDULE 13G UNDER THE SECURITIES EXCHANGE ACT OF 1934

Check the following box if a fee is being paid with statement [ ].

1. (a)  Gyrodyne Company of America, Inc.
        ---------------------------------
        (Name of Issuer)

   (b)  17 Flowerfield, St. James, New York 11780-1500
        ----------------------------------------------
        (Address of Issuer's Principal Executive Office)

2. (a)  Northern Trust Corporation
        --------------------------
        (Name of Person Filing)

   (b)  50 South LaSalle Street, Chicago, Illinois 60675
        ------------------------------------------------
        (Address of Person Filing)

   (c)  U.S. (Delaware Corporation)
        ---------------------------
        (Citizenship)

   (d)  Common Stock, $1.00 Par
        -----------------------
        (Title of Class of Securities)

   (e)  403820103
        ---------
        (CUSIP Number)

3. This statement is being filed by Northern Trust Corporation as a Parent Holding Company in accordance with S240.13d-1(b) (1) (ii) (G).

4. (a)  91,848
        ------
        (Amount Beneficially Owned)

   (b)  9.29
        ----
        (Percent of Class)

   (c)  Number of shares as to which such person has:

        (i)    91,848
               ------
           (Sole Power to Vote or to Direct the Vote)

        (ii)        0
                    -
           (Shared Power to Vote or to Direct the Vote)

        (iii)       0
                    -
           (Sole Power to Dispose or Direct Disposition)

        (iv)        0
                    -
           (Shared Power to Dispose or Direct Disposition)

                                                                           Pg. 4




5. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following: [ ]

6. Statement regarding ownership of 5 percent or more on behalf of another person:



7. Parent Holding Company reporting on behalf of the following subsidiaries, all of which are banks as defined in Section 3(a) (6) of the Act:

    The Northern Trust Company
    50 South LaSalle Street
    Chicago, IL  60675





8.  Identification and Classification of Members of the Group.

                                Not Applicable.

9.  Notice of Dissolution of Group.

                                Not Applicable.

10. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                                                           Pg. 5


   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    NORTHERN TRUST CORPORATION


                                    By:  Perry R. Pero
                                         -------------

DATED:  2-14-96                     As its:  Sr. Executive Vice President
        -------                              ----------------------------

                                                                           Pg. 6

                            EXHIBIT TO SCHEDULE 13G
                      FILED BY NORTHERN TRUST CORPORATION


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549-1004
Attention: Filing Desk, Stop 1-4

                     RE:  Gyrodyne Company of America, Inc.
                          ---------------------------------

   Pursuant to the requirement of 240.13d-1(e) (1) (iii), this exhibit shall constitute our written agreement that the Schedule 13G to which this exhibit is attached is filed on behalf of Northern Trust Corporation and of its subsidiary(ies), as stated below, regarding our respective beneficial ownership in the above-captioned equity security.

                              NORTHERN TRUST CORPORATION


                              By:  Perry R. Pero
                                   -------------

DATED:  2-14-96               As its:  Sr. Executive Vice President
        -------                        ----------------------------


The NORTHERN TRUST COMPANY

By: Perry R. Pero
-----------------
As its Sr. Executive Vice President
      -----------------------------